UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Beacon Roofing Supply, Inc.
(Name of Issuer)
Common Stock, par value $.01 per share
(Title of Class of Securities)
073685109
(Cusip Number)
December 31, 2010
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐           Rule 13d-1(b)
☒           Rule 13d-1(c)
☐           Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 32 Pages
Exhibit Index Found on Page 31

13G
CUSIP No.073685109

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of  1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 432,389
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 432,389
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 432,389
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 2 of 32 Pages

13G
CUSIP No.073685109

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 472,645
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 472,645
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 472,645
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 3 of 32 Pages

13G
CUSIP No.073685109

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 24,500
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 24,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 32 Pages

13G
CUSIP No.073685109

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 26,951
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 26,951
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,951
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 32 Pages

13G
CUSIP No.073685109

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 339,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 339,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 339,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 291,015
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 291,015
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 291,015
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 7 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,296,085
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,296,085
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,296,085
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 8 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS William F. Duhamel [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 9 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 10 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Daniel J. Hirsch
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 11 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Monica R. Landry
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by her on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 12 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Davide Leone
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Italy
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 13 of 32 Pages

13G
CUSIP No.073685109

1	NAMES OF REPORTING PERSONS Michael G. Linn [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Douglas M. MacMahon
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Stephen L. Millham
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Jason E. Moment [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Ashish H. Pant [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 32 Pages

13G
CUSIP No.073685109

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr. [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Thomas F. Steyer
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Richard H. Voon [See Item 2[
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 32 Pages

13G
CUSIP No. 073685109

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**           The reporting persons making this filing hold an aggregate of 1,587,100 Shares, which is 3.5% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,587,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,587,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,587,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 24 of 32 Pages

This Amendment No. 1 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed December 14, 2009 (together with all prior and current amendments thereto, this “Schedule 13G”).

    Item 1. Issuer

(a)           Name of Issuer:

Beacon Roofing Supply, Inc. (the “Company”)

(b)           Address of Issuer’s Principal Executive Offices:

One Lakeland Park Drive
Peabody, MA 01960

    Item 2. Identity And Background

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

This statement relates to shares of Common Stock, par value $0.01 per share (the “Shares”), of the Company.  The CUSIP number of the Shares is 073685109.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;

(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it; and

(v)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it.

FCP, FCIP, FCIP II, FCIP III and FCOI II are together referred to herein as the “Farallon Funds.”

The Management Company

Page 25 of 32 Pages

(vi)
Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the Shares held by one or more accounts (the “Managed Accounts”), each as managed by the Management Company.

The Farallon General Partner

(vii)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is the general partner of each of the Farallon Funds, with respect to the Shares held by each of the Farallon Funds.

The Farallon Managing Members

(viii)
The following persons, each of whom is, or with respect to Duhamel, Moment, Pant and Voon (each as defined below) was, a managing member of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Farallon Funds and the Managed Accounts:  William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Daniel J. Hirsch (“Hirsch”), Monica R. Landry (“Landry”), Davide Leone (“Leone”), Michael G. Linn (“Linn”), Douglas M. MacMahon (“MacMahon”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Ashish H. Pant (“Pant”), Rajiv A. Patel (“Patel”), Thomas G. Roberts, Jr. (“Roberts”), Andrew J. M. Spokes (“Spokes”), Thomas F. Steyer (“Steyer”), Richard H. Voon (“Voon”) and Mark C. Wehrly (“Wehrly”).

Duhamel, Fried, Hirsch, Landry, Leone, Linn, MacMahon, Millham, Moment, Pant, Patel, Roberts, Spokes, Steyer, Voon and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

This Schedule 13G reports that:

(A)           effective as of March 18, 2010, in connection with their respective resignations as managing members of the Farallon General Partner and the Management Company, each of Duhamel, Moment, Pant and Voon may no longer be deemed a beneficial owner of the Shares beneficially owned by such entities;

(B)           effective as of April 1, 2010, Roberts became a managing member of both the Farallon General Partner and the Management Company and, as such, may be deemed a beneficial owner of the Shares beneficially owned by such entities as of such date; and

(C)           effective as of July 1, 2010, Linn became a managing member of both the Farallon General Partner and the Management Company and, as such, may be deemed a beneficial owner of the Shares beneficially owned by such entities as of such date.

Page 26 of 32 Pages

Unless the context otherwise requires, any reference to the “Farallon Individual Reporting Persons” or the “Reporting Persons” shall not include Duhamel, Moment, Pant or Voon.

The citizenship of each of the Farallon Funds, the Management Company and the Farallon General Partner is set forth above.  Each of the Individual Reporting Persons, other than Leone, Pant and Spokes, is a citizen of the United States.  Leone is a citizen of Italy.  Pant is a citizen of India.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

    Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c),
                 Check Whether the Person Filing Is an Entity Specified in (a) - (k):

Not Applicable.

    Item 4. Ownership

The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds, and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts.  The Management Company, as investment adviser to the Managed Accounts, may be deemed to be a beneficial owner of all such Shares owned by the Managed Accounts.  The Farallon General Partner, as general partner of the Farallon Funds, may be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds.  The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds and the Managed Accounts.  Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

    Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be a beneficial owner of more than five percent of the class of securities, check the following [x].

    Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being
                 Reported on by the Parent Holding Company or Control Person

 Not Applicable.

Page 27 of 32 Pages

    Item 8. Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

    Item 9. Notice of Dissolution of Group

Not Applicable.

  Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 28 of 32 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 20, 2011

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.,
On its own behalf and
as the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. and
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of William F. Duhamel, Richard B. Fried, Daniel J. Hirsch, Davide Leone, Michael G. Linn, Douglas M. MacMahon, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J.M. Spokes, Thomas F. Steyer, Richard H. Voon and Mark C. Wehrly

The Power of Attorney executed by each of Duhamel, Fried, MacMahon, Millham, Moment, Pant, Patel, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2007 by such Reporting Persons with respect to the Common Stock of Armor Holdings, Inc., is hereby incorporated by reference.  The Power of Attorney executed by Spokes authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 28, 2007 by such Reporting Person with respect to the Common Stock of Global Gold Corporation, is hereby incorporated by reference.  The Power of Attorney executed by each of Hirsch and Voon authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 6, 2009 by such Reporting Persons with respect to the Common Stock of Town Sports International Holdings, Inc., is hereby incorporated by reference.  The Power of Attorney executed by Leone authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 18 to the Schedule 13D filed with the Securities and Exchange Commission on October 23, 2009 by such Reporting Person with respect to the Common Stock of CapitalSource Inc., is hereby incorporated by reference.  The Power of Attorney executed by

Page 29 of 32 Pages

Roberts authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 2 to the Schedule 13G filed with the Securities and Exchange Commission on April 23, 2010 by such Reporting Person with respect to the Common Stock of Energy Partners, Ltd., is hereby incorporated by reference.  The Power of Attorney executed by Linn authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 8, 2010 by such Reporting Person with respect to the Common Stock of Hudson Pacific Properties, Inc., is hereby incorporated by reference.

Page 30 of 32 Pages

EXHIBIT INDEX

EXHIBIT 2	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 31 of 32 Pages

EXHIBIT 2
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 20, 2011

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.,
On its own behalf and
as the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. and
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of William F. Duhamel, Richard B. Fried, Daniel J. Hirsch, Davide Leone, Michael G. Linn, Douglas M. MacMahon, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J.M. Spokes, Thomas F. Steyer, Richard H. Voon and Mark C. Wehrly

Page 32 of 32 Pages